EX 8.1

1585 BROADWAY NEW YORK, NY 10036-8299 TELEPHONE 212.969.3000 FAX 212.969.2900	LOS ANGELES WASHINGTON BOSTON BOCA RATON NEWARK NEW ORLEANS PARIS
November 14, 2006
Alcatel
54, rue de La Boétie
75008 Paris, France
Ladies and Gentlemen:
     We have acted as counsel to Alcatel, a société anonyme organized under the laws of the Republic of France (the “Company”), in connection with (i) the proposed guaranty by the Company of the 2 3/4% Series A Convertible Senior Debentures due 2023 and the 2 3/4% Series B Convertible Senior Debentures due 2025 (collectively, the “Debentures”) of Lucent Technologies Inc., a Delaware corporation (“Lucent”) (the “Offer to Guaranty”), and (ii) the joint consent solicitation by the Company and Lucent of the approval of certain amendments to the indenture relating to the Debentures (collectively with the Offer to Guaranty, the “Joint Consent Solicitation”) pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended.
     In formulating our opinion herein, we have reviewed and are relying upon the information in the Registration Statement, including the exhibits thereto, and such other documents, records and instruments as we have deemed necessary or appropriate for the opinion set forth below. In conducting this review for purposes of rendering our opinion, we have not conducted an independent examination to determine the accuracy or completeness of such facts, representations and other documents, and our opinion is conditioned on the accuracy and completeness of such facts, representations and other documents. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of these facts, representations and other documents.
     Additionally, in rendering our opinion herein, we have assumed that the Joint Consent Solicitation and any other transactions described in or contemplated by the Registration Statement have been or will be consummated consistent with the descriptions of such transactions as set forth in the Registration Statement and in accordance with the operative documents relating to these transactions.
     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary

Alcatel
November 14, 2006

regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect. Our opinion is not binding on the Internal Revenue Service or on the courts, and, therefore, provides no guaranty or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.
     The discussion in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” sets forth our opinion as to the material U.S. federal income tax consequences to the United States holders, described in the discussion, of the Company’s guaranty of the Debentures and of the proposed amendments to the indenture related to the Debentures. This opinion is based on our reliance upon the assumptions, and is subject to the limitations and qualifications, herein.
     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein.
     This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or to any investment therein, or under any other law. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.
Very truly yours,
/s/ Proskauer Rose LLP